Exhibit 4.45
TERMINATION AGREEMENT
This TERMINATION AGREEMENT (this "Agreement") is dated as of 30th December 2016 and entered into by and between:
(1)
EASTERN MED CONSULTANTS INC., a company organized and existing under the laws of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 ("Eastern Med"); and

(2)
AZARA SERVICES S.A., a company organized and existing under the laws of. Marshall islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MEH96960 ("Azara")

(collectively referred to as "Parties", and individually as "Party")
WHEREAS:
A.
Eastern Med and Azara have entered into a Consultancy Agreement dated 9th September 2013 with effect as of 1st January 2013, as amended and supplemented from time to time (the "Consultancy Agreement") pursuant to which Azara was engaged to act as consultant for Eastern Med and Ocean Rig .UDW Inc. of Cayman Islands ("UDW") and for any affiliates, subsidiaries or holding companies thereof, as directed. by Eastern Med, in relation to the duties of the Chief Executive Officer ("CEO") of UDW and Azara was entitled to receive from Eastern Med the compensation referred therein.

B.	The Parties have mutually agreed to terminate at no cost the Consultancy Agreement with effect as of 31st December 2016.
NOW THEREFORE the Parties hereto agree as follows:
1.	THAT the Consultancy Agreement shall be terminated at no cost and shall be no longer in force and effect with effect as of 31st December 2016 (the "Effective Date").
2.
THAT from the from the Effective Date the Parties hereby mutually release and discharge each other and any of its affiliates, subsidiaries or holding companies and its officers, directors and employees from and against any and all monetary claims, costs, damages, liabilities, and/or any other debts whatsoever which either of the Parties hereto now has or may hereafter have, against the other Party hereto, by reason of, or in connection with the Consultancy Agreement and/or the termination of the Consultancy Agreement pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.
(Signalure page to follow.)

For and on behalf of
EASTERN MED CONSULTANTS INC.

/s/ Adriano Cefai
Name: Dr. Adriano Cefai
 Title: Director or OMEGA SERVICES
LIMITED. Sole Director of Eastern Med
 Consultants Inc.

Dr. Adriano Cefai
Director
Omega Services Limited
5/1 Merchants Street
Valletta VLT 1171
For and on behalf of AZARA SERVICES S.A. /s/ Maria Phylactou Name: Maria Phylactou Title: Director of M.C.R.S. Limited. Sole Director of Azara Services S.A.